UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
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Advaxis, Inc.

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Advaxis announces filing of proxy statement supplement and

new annual meeting date

Princeton, NJ – May 23, 2013 – Advaxis, Inc., (OTCBB: ADXS), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, announced that it has filed a Form DEFR14A, proxy statement supplement, with the U.S. Securities and Exchange Commission. The filing revises certain proposals in the proxy statement originally filed on April 30, 2013.

Advaxis has made the following changes:

  Proposal No. 2: the proposal to approve a reverse stock split, to now limit the high end of the range proposed to 1-for-125 (in the earlier proxy, we proposed a range of 1-for-70 to 1-for-200);

  Proposal No. 3: the proposal to decrease the total number of authorized shares of common stock, to now decrease the total number of authorized shares of common stock post-reverse stock split to 50,000,000 shares (in the earlier proxy, we proposed a total number of 300,000,000 shares of common stock post-reverse stock split); and

  Proposal No. 4: the proposal to approve an amendment to our 2011 Omnibus Incentive Plan, to now limit the amount of the requested increase to 75,000,000 shares of common stock (in the earlier proxy, we proposed an increase of 155,000,000 shares of common stock).

In light of the foregoing modifications, our Board of Directors also determined that our stockholders should have more time to consider the proposals as so revised and reflected in the supplement to our proxy statement and resolved to postpone the meeting to June 14, 2013. Accordingly, the Annual Meeting of Stockholders of Advaxis, Inc., will be held on a new date, June 14, 2013, at 10:00 a.m., Eastern Daylight Time, at the Princeton Marriott, 100 College Road East, Princeton, New Jersey 08540.

The proxy statement supplement is being mailed to stockholders of record as of the close of business on April 15, 2013.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein(s) that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV is being evaluated in 5 clinical trials for HPV-associated diseases: recurrent/refractory cervical cancer (India), locally advanced cervical cancer (GOG/NCI US study, Clinical Trials.gov Identifier NCT01266460), CIN 2/3 (US study, Clinical Trials.gov Identifier NCT01116245), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792), and anal cancer (BrUOG study, Clinical Trials.gov Identifier NCT01671488). Over fifteen (15) distinct constructs are in various stages of development, developed directly by the Company and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, the University of Pennsylvania, the University of British Columbia, the Karolinska Institutet, and others. For more information please visit: advaxis.com | Facebook | twitter | LinkedIn

For Further Information:

Diana Moore

Director, Investor Relations & Business Development

Advaxis, Inc.

dmoore@advaxis.com

609.452.9814

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